EXHIBIT 10.58

RESTRICTED STOCK CANCELLATION AGREEMENT

This Restricted Stock Cancellation Agreement (the “Agreement”) is entered into as of March 11, 2011 (“Effective Date”), by and between Byron Pond (“Director”) and GSI Group Inc., a corporation continued and existing under the laws of the Province of New Brunswick, Canada (the “Company”).

W I T N E S S E T H:

WHEREAS, pursuant to the resolutions of the board of directors of the Company (the “Board”) on July 13, 2010, Director was granted the 2010 annual independent director compensation in the form of restricted stock with value equal to $40,000 on July 13, 2010 (the “Restricted Stock”);

WHEREAS, the Restricted Stock was granted pursuant to the GSI Group Inc. 2006 Equity Incentive Plan (the “2006 Plan”);

WHEREAS, in connection with the Final Fourth Modified Joint Chapter 11 Plan of Reorganization for GSI Group Inc., GSI Group Corporation and MES International, Inc. (the “Plan of Reorganization”), the 2006 Plan was terminated;

WHEREAS, in connection with the Plan of Reorganization, notwithstanding the foregoing, the Restricted Stock was assumed and remained outstanding on the same terms as prior to emergence from bankruptcy;

WHEREAS, on September 2, 2010, the Board resolved to provide non-executive members of the Board with compensation in the form of cash and deferred stock units for their services to the Company in 2010 (the “2010 Compensation”);

WHEREAS, Director and the Company acknowledge and agree that the 2010 Compensation was paid in lieu of the Restricted Stock and in consideration, the receipt and sufficiency of which is hereby acknowledged, for the cancellation of the Restricted Stock;

WHEREAS, pursuant to the terms of the Restricted Stock (which include, without limitation, the same terms as Section 15 of the 2006 Plan), the Restricted Stock may be modified or amended with the consent of Director and in writing signed by the Company and Director;

WHEREAS, the Restricted Stock was scheduled to vest in equal one-third installments on each of July 13, 2011, July 13, 2012 and July 13, 2013 and, as of the Effective Date, no Restricted Stock has vested; and

WHEREAS, Director and the Company desire to cancel the Restricted Stock on the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Director do hereby agree as follows:

1. Cancellation of Restricted Stock. On the Effective Date, in consideration of the 2010 Compensation, the Restricted Stock shall be cancelled and shall be of no further force or effect. Director acknowledges and agrees that the receipt of the 2010 Compensation is in full consideration for the cancellation of the Restricted Stock and the termination of all rights to or under the Restricted Stock, and, by acceptance of the 2010 Compensation, Director shall (on behalf of himself and anyone claiming through him, including, without limitation, his spouse, child or children, heirs, beneficiaries, devisees, executors, administrators, attorneys, agents, representatives, and assigns) waive and release the Company, and its past, present and future parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns (the “Releasees”), from any and all claims and rights now or hereafter arising out of or in any way relating to the Restricted Stock, Director’s status as a holder of the Restricted Sock or the termination of the Restricted Stock. On and after the Effective Date, Director (and anyone claiming through him) shall not have any rights to or under the Restricted Stock. Director acknowledges and agrees that (a) the waiver and release in this Section 1 is binding on him and anyone claiming through him, including, without limitation, his spouse, child or children, heirs, beneficiaries, devisees, executors, administrators, attorneys, agents, representatives and assigns, and (b) he has not assigned any claims or filed or initiated any legal proceedings against the Releasees in connection with, or related to, any claims or rights described above.

2. Director Representations. Director hereby represents and warrants as follows:

(a) Director is legally competent and has all power and authority required to sign this Agreement;

(b) Director has not transferred any of the Restricted Stock on or prior to the Effective Date;

(c) No promise or agreement not expressed herein has been made to Director to induce him to sign this Agreement;

(d) In signing this Agreement, Director is not relying on any statement or representation of any of the Releasees that is not contained in this Agreement;

(e) Director has had a reasonable opportunity to review this Agreement and has had a reasonable opportunity to consult with his legal counsel and accountants with respect to the terms and the legal, financial and tax implications of this Agreement;

(f) The release set forth in Section 1 represents a commercial, arm’s length transaction by and between the parties to which such release refers; and

(g) Director, upon request, will execute and deliver any additional documents deemed by the Company or any successor thereto, to be reasonably necessary or desirable to complete the cancellation of the Restricted Stock.

3. DSU Agreement. For the avoidance of doubt, the execution of this Agreement shall not cause or be deemed to cause (a) any modification or amendment to the Deferred Stock Unit Award Grant Notice, dated September 2, 2010, and the Deferred Stock Unit Award Agreement related thereto (collectively, the “DSU Agreements”), or (b) a termination of Director’s services with the Company for purposes of the DSU Agreements or otherwise.

4. Miscellaneous. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law thereof or of any other jurisdiction. This Agreement contains the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement shall be binding on and inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first set forth above.

GSI GROUP INC.

By:	/s/ Glenn E. Davis
Name:	Glenn E. Davis
Title:	Principal Financial Officer

DIRECTOR

/s/ Byron Pond
Byron Pond